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                                                                  Exhibit 99.7

                              BANKERS TRUST COMPANY
                            EXCHANGE AGENT AGREEMENT

[            ], 2002

Bankers Trust Company
Corporate Trust and Agency Group
Four Albany Street, 4th Floor
New York, NY  10006
Attention:   Reorganization Unit

Ladies and Gentlemen:

         Cedar Brakes II, L.L.C., a Delaware limited liability company (the "Company"), is offering to exchange (the "Exchange Offer") its 9.875% Series A Senior Secured Bonds due 2013 (the "Series A Bonds") for an equal principal amount of its registered 9.875% Series B Senior Secured Bonds due 2013 (the "Series B bonds" and, together with the Series A Bonds, the "bonds"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form S-4 (Reg. No. 333-[ ]) as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") and attached hereto as Exhibit A. The Term "Expiration Date" shall mean 5:00 p.m., New York City time, on [ ], 2002, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, Bankers Trust Company will act as the Exchange Agent for the Exchange Offer (the "Exchange Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

         A copy of each of the form of letter of transmittal (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), the form of letter to holders of Series A bonds (each, a "Holder" and, collectively, the "Holders") and the form of letter to clients (collectively, the "Tender Documents") to be used by Holders of Series A bonds in order to receive Series B bonds pursuant to the Exchange Offer are attached hereto as Exhibit B.

         The Company hereby appoints you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in accordance with the following provisions of this Agreement:

         1. You are to mail the Prospectus and the Tender Documents to all of the Holders and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof as soon as practicable after the date of any amendment thereof and to any persons who become Holders prior to the Expiration Date and to




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any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering Series A bonds in (or withdrawing tenders of Series A bonds from) the Exchange Offer and provided that such information shall relate only to the procedures for tendering old bonds in (or withdrawing tenders of Series A bonds from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: [Kelly Jameson, Esq.], 1001 Louisiana Street, Houston, Texas 77002.

         2. You are to examine Letters of Transmittal and the Series A bonds and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Series A bonds are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or , for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Series A bonds or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Series A bonds and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

         3. At the written request of the Company or its counsel, Chadbourne & Parke LLP, you shall notify tendering Holders of Series A bonds of the termination of the Exchange Offer and, in the event of any such termination, you will return all tendered Series A bonds to the persons entitled thereto, at the request of the Company or its counsel, Chadbourne & Parke LLP, at the expense of the Company.

         4. Tender of the Series A bonds may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for one year. Series B bonds are to be issued in exchange for Series A bonds pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 2 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust

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Company ("DTC") system, by the utilization of DTC's Automated Tender Offer
Program ("ATOP") and any evidence required by the Exchange Offer.

         You are hereby directed to establish an account with respect to the bonds at The Depositary Trust Company (the "Book Entry Transfer Facility") within two days after the date hereof in accordance with SEC Regulation 240.17Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Series A bonds by causing the Book Entry Facility to transfer such bonds into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof), or an Agent's Message (as defined in the Prospectus), properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date, or the guaranteed delivery procedures described in the Prospectus must be complied with.

         5. Upon oral or written request of the Company (with written confirmation of any such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing to the Company's counsel, Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112,
Attention: A. Robert Colby, Esq. (Tel: (212) 408-5100, Fax: (212) 541-5369), or
such other persons as the Company may reasonably request, the aggregate number and principal amount of Series A bonds tendered to you and the number and principal amount of Series A bonds properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonable request.

         6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Series B bonds will be made by you promptly after acceptance of the tendered Series A bonds. You will hold all items that are deposited for tender with you after 5:00 p.m. New York City time, on the Expiration Date, pending further instructions from an officer of the Company.

         7. If any Holder shall report to you that his or her failure to surrender Series A bonds registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request that such Holder
(i) furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount, and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their Series A bonds have been lost or destroyed and the principal amount of such Series A bonds.

         8. As soon as practicable after the Expiration Date, you shall mail or deliver via the Book Entry Transfer Facility's applicable procedures, the Series B bonds that such Holders may


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be entitled to receive and you shall arrange for cancellation of the Series A bonds submitted to you or returned by DTC in connection with ATOP. Such Series A bonds shall be forwarded to you for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company) in writing.

         9. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials as instructed by the Company.

         10. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit
C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after submission to the Company of itemized statements.

         11. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

         12.      As the Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Series A bonds deposited with you hereunder, any Series B bonds, and Tender Documents or other documents prepared by the Company in connection with the Exchange Offer;

                  (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

                  (d) may rely on, and shall be fully protected and indemnified as provided in Section 13 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of the Company or of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;


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                  (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in accordance with such advice of such counsel;

                  (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Series A bonds or Series B bonds; and

                  (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith.

         13. The Company covenants and agrees to indemnify and hold harmless Bankers Trust Company and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall use its best efforts to notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but, in any event, within 5 business days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder, except such liability as is a direct result of such Indemnified Party's failure to so notify the Company. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or legal action and, if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company may assume the defense of any pending or threatened action against such Indemnified Party in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently-incurred fees and disbursements of legal counsel for such Indemnified Party under this paragraph so long as the Company shall retain counsel satisfactory to such Indemnified Party to defend such suit; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both an Indemnified Party and the Company and the representation of both parties by the same legal counsel would, in the written opinion of counsel for the Indemnified Party, be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for all Indemnified Parties; provided, that, (i) the Company does not retain counsel satisfactory to you to defend such suit or (ii) upon the advise of counsel, there exists a defense available to you that is not otherwise available to the Company and you have determined in your reasonable judgment, that a conflict of interest exists between you and the Company, in the event there is a conflict of interest between the Indemnified Party and the Company, the Company shall pay the reasonable legal fees for no more than one separate

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legal counsel for the Indemnified Party. Except as set forth herein, you shall be entitled to retain counsel of your choice in any suit and the Company shall pay the fees, expenses and disbursements of such counsel. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

         14. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

         15. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         16. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

         17. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

         18. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         19. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9, 10 and 13 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Series A bonds or Series B bonds, funds or property then held by you as Exchange Agent under this Agreement.


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         20. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

         If to the Company:         Cedar Brakes II, L.L.C.
                                    c/o El Paso Corporation
                                    1001 Louisiana Street
                                    Houston, Texas  77002
                                    Telephone:   (713) 420-2017
                                    Telecopier No:  (713) 420-4099
                                    Attn:  Kelly Jameson, Esq.

         and a copy to:             Chadbourne & Parke LLP
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Telephone:  (212) 408-5100
                                    Telecopier No.:  (212) 541-5369
                                    Attn:  A. Robert Colby

         If to you:                 Bankers Trust Company
                                    Corporate Trust and Agency Group
                                    Four Albany Street - 4th Floor
                                    New York, New York  10006
                                    Attn.:  Christina Van Ryzin
                                    Telephone:  (201) 593-6302
                                    Telecopier: (201) 593-6528

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.

         21. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                                           Very truly yours,

                                           CEDAR BRAKES II, L.L.C.


                                       By:_______________________________
                                           Name:
                                           Title:


Agreed to this [   ] day of  [          ], 2002

BANKERS TRUST COMPANY, as Exchange Agent


By:_______________________________
     Name:
     Title:



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                                    EXHIBIT A

                             REGISTRATION STATEMENT

                                [To be inserted]


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                                    EXHIBIT B

         FORM OF LETTER OF TRANSMITTAL, FORM OF NOTICE OF GUARANTEED DELIVERY, FORM OF LETTER TO HOLDERS, FORM OF LETTER TO CLIENTS






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                                    EXHIBIT C

                              BANKERS TRUST COMPANY

                        CORPORATE TRUST AND AGENCY GROUP

                                SCHEDULE OF FEES

EXCHANGE AGENT ACCEPTANCE FEES:  $5000.00

         Covers review of the Exchange Agent Agreement, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, and Agent's Messages (as defined in the Prospectus).

NOTE: The fees set forth in this schedule are subject to review of documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

         We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as with BT or its affiliates. These transactions (for which normal and customary spreads or other compensation may be earned by such broker-dealers, including BT or its affiliates, in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to us or our affiliates. If you choose to invest in any mutual fund, BT and/or our affiliates may earn investment management fees and other service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. Likewise, BT has entered into agreements with certain mutual funds or their agents to provide shareholder services to those funds. For providing these shareholder services, BT is paid a fee by these mutual funds that, calculated on an annual basis, does not exceed 25 basis points of the amount of your investment in these mutual funds. In addition, if you choose to use other services provided by BT or its affiliates, Corporate Trust or other BT affiliates may be allocated a portion of the fees earned. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a transaction should fail to close for reasons beyond our control, we reserve the right to charge our acceptance fee plus reimbursement for legal fees incurred.

         Shares of mutual funds are not deposits or obligations of, or guaranteed by, Bankers Trust Company or any of its affiliates and are not insured by the Federal Deposit Insurance Corporation or any other agency of the U.S. Government. Investments in the mutual funds involve the possible loss of principal. Please read the prospectus carefully before investing.

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